EXHIBIT 10.24

SUMMARY OF

2006 SALES COMPENSATION PLAN

The registrant maintains the Sales Compensation Plan to provide certain members of the registrant’s sales staff the opportunity to receive cash awards based on the achievement of performance objectives.  The Compensation Committee (the “Committee”), on the recommendation of the Chief Executive Officer, establishes the structure for calculating quarterly awards and incentive bonuses in the Sales Compensation Plan, and separately sets threshold targets based on the registrant’s financial performance and design win goals for each participating employee.  Awards are calculated based on individual commission and incentive dollar amounts as set forth for each participant.  The amount of each participant’s payout is then dependent on the achievement of the adopted performance goals.  Payments are made following the end of each quarter, after the degree of attainment of that quarter’s performance goals has been determined by management of the registrant.

The Committee approved performance goals and individual commission and incentive amounts under the Sales Compensation Plan for the 2006 fiscal year for Mr. Derek Obata, the registrant’s Vice President of Worldwide Sales, in February 2006.